EXHIBIT 3(e)

FORBEARANCE AGREEMENT

THIS FORBEARANCE AGREEMENT (“Agreement”), dated effective as of November 21, 2025 (“Effective Date”), is between Red Oak Capital Fund III, LLC (the “Company”), Red Oak Capital GP, LLC (the “Grantor”) and UMB Bank, N.A., not individually but solely in its capacity as successor trustee (the “Trustee”) under that certain Indenture dated as of September 20, 2019 (the “Indenture”).

RECITALS:

A. Pursuant to the Indenture, the Company issued $50,000,000 in aggregate of 6.5% Senior Secured Series A Bonds and 8.5% Senior Secured Series B Bonds, to be issued to Bondholders in denominations of $1,000. Capitalized terms used but not defined herein have the meanings given them in the Indenture. Only the 8.5% Senior Secured Series B Bonds (the “Bonds”) remain outstanding as of the date of this Agreement.

B. The Bonds and interest payable thereon are payable from and secured by the funds pledged thereto under the Indenture. As additional security for the payment of the principal amount of and interest on the Bonds, Grantor entered into a Pledge and Security Agreement dated as of October 21, 2019 (the “Security Agreement”), whereby the Grantor pledged, assigned and granted to the Trustee a security interest in all of Grantor’s right, title and interest, whether now owned or hereafter acquired, in and to Grantor’s membership interests in the Company, which comprises 100% of the ownership interests in the Company (the “Collateral”).

C. The Indenture, the Bonds, the Security Agreement, and other related documents and instruments are hereafter referred to as the “Bond Documents.”

D. On February 3, 2025, the Company informed the Bondholders that the Company does not have adequate cash flow or cash on hand to make any further interest payments to the Bondholders and, as a result, the Company will be liquidated.

E. On March 10, 2025, the Trustee served the Company with a notice of default (the “Notice of Default”) pursuant to Sections 6.01(a)(1), (3), and (7) of the Indenture based on the Company’s statement that it will not make any further interest payments to Bondholders, provide for redemption requests, or make further loans (the “Designated Defaults”).

F. As of the date hereof, the unpaid principal amount of the Bonds was $43,980,000. Interest on the Bonds continues to accrue based upon the interest rate presently in effect.

G. All of the unpaid principal amount of, and accrued interest on, the Bonds and all other indebtedness, obligations, indemnities, reimbursements, and liabilities of the Company to the Trustee of every type and description, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, in connection with the Bonds or otherwise arising under the Bond Documents, together with all reasonable costs of collection and enforcement of any and all of the foregoing, including reasonable attorneys’ fees of the Trustee and its professionals pursuant to the terms of the Bond Documents, shall be referred to herein, collectively, as the “Obligations.”

H. The Company acknowledges and agrees that the Trustee, subject to the Indenture, has, among other things, declared the Designated Defaults, giving rise to the Trustee’s right to enforce the Trustee’s security interests and other liens in the Collateral, and take any and all other action and exercise all other rights and remedies available to the Trustee under the Bond Documents and/or applicable law.

I. The Company has requested that the Trustee forbear temporarily from exercising the Trustee’s rights and remedies under the Bond Documents as a consequence of the occurrence of such Designated Defaults in order to provide the Company time to implement its plan of liquidation that was presented to holders of the Bonds (“Bondholders”) on June 30, 2025 (“Plan of Liquidation”), a summary of which is attached hereto as Exhibit A. The Plan of Liquidation relates to the liquidation of, among other things, certain property owned by the Company and referred to as the Bridges Hotel, Vue Hotel (and together with the Bridges Hotel, the “Natchez Hotels”) and the Angel Medical Center (the “Pembroke Property”; and together with the Natchez Hotels, the “Properties”, and each individually, a “Property”).

J. According to the Plan of Liquidation, the Company projects that sufficient proceeds will be generated such that, in combination with distributions previously made to Bondholders over the life of the investment, Bondholders will realize approximately 1.01x principal invested. The Company further represents that, without an orderly liquidation pursuant to the Plan of Liquidation, the Bondholders may receive substantially less than the principal invested. Attached hereto as Exhibit B is a liquidation analysis prepared by the Company, which indicates that the Plan of Liquidation will result in a higher recovery for Bondholders than the immediate liquidation of the Company’s assets.

K. The Bonds are widely held by numerous Bondholders, and as a result, the Trustee has been unable to identify and obtain direction from a majority of Bondholders. The Trustee is willing to accommodate the foregoing request, subject to the terms and conditions set forth herein, including receipt of a “TIP Order” (as defined in Section 4.5 below), and with the understanding and agreement by the Company that the Trustee is not waiving the Designated Defaults by entering into this Agreement and/or agreeing to the transactions contemplated hereby, and provided the Company complies with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

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AGREEMENT

1. Definitions; Certain Rules of Construction.

1.1 Definitions. Unless otherwise provided in this Agreement, capitalized terms used, but not defined, in this Agreement shall have the meaning assigned to such terms in the applicable Bond Documents.

1.2 Certain Rules of Construction. For purposes of this Agreement: (a) the words “include,” “includes” and “including” are deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole; (d) words denoting the singular have a comparable meaning when used in the plural, and vice-versa; and (e) words denoting any gender include all genders. Unless the context otherwise requires, references in this Agreement: (x) to articles and sections mean the articles and sections of this Agreement; and (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof. The parties hereto drafted this Agreement without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

2. Acknowledgments, Representations and Covenants. The Company hereby acknowledges and agrees that:

2.1 Recitals. The recitals set forth in the Recitals section of this Agreement are true and correct, are incorporated herein by reference to the same extent and with the same force and effect as if fully set forth herein, and shall be construed to be part of the operative terms and provisions of this Agreement and the Company acknowledges that the Trustee is relying upon such truth and accuracy in entering into this Agreement.

2.2 Defaults. On March 10, 2025, the Trustee served the Company with the Notice of Default based on the Designated Defaults. A copy of the Notice of Default specifying the Designated Defaults is attached hereto and incorporated herein as Exhibit C. The Company acknowledges and agrees that the Designated Defaults have occurred and have not been cured.

2.3 Bond Documents. The Bond Documents are all validly and duly executed and are legal, valid, binding obligations of the Company and the Grantor (as set forth therein), and are enforceable against the Company and the Grantor in accordance with their respective terms. Except as set forth herein during the Forbearance Period, the terms of the Bond Documents remain unchanged. None of the existence, execution, delivery or performance of any term or provision of this Agreement shall (i) constitute a modification or relinquishment of any term or aspect of, or any of the Trustee’s rights or remedies under or with respect to, any of the Bond Documents, except as expressly provided in Section 3 and Section 7 hereof (but only on the terms and subject to the conditions set forth therein and subject to the strict compliance by the Company and/or the Grantor, as applicable, with the terms and conditions of this Agreement); (ii) extend the due date of any Obligations under any of the Bond Documents or otherwise affect the enforceability of any Obligations; or (iii) give rise to any obligation of the Trustee to extend, amend, waive or otherwise modify any term or condition of any of the applicable Bond Documents.

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2.4 Obligations. The Obligations are due and owing to the Trustee and/or the Bondholders pursuant to the Bond Documents and are not subject to any setoff, deduction, claim, counterclaim or defenses of any kind or character whatsoever, and, to the extent the Company has any defense, deduction, offset or counterclaim on the date hereof with respect to any of the Obligations, the same is hereby waived by the Company.

2.5 Collateral. The Company hereby ratifies and confirms the Company’s grant of a priority security interest in the Collateral in favor of the Trustee to secure the Bonds and amounts owing under the Bond Documents. The Company hereby warrants that it has not pledged, assigned or granted a security interest in the Collateral to any other party and that there are no other liens existing as of the date hereof with respect to the Collateral.

2.6 Default Notice. The Company has been put on notice of the Designated Defaults in accordance with the terms of the Bond Documents and the Company hereby waives any right to receive further notice thereof.

2.7 No Waiver of Defaults. Neither this Agreement nor any actions taken in accordance with this Agreement or any of the Bond Documents shall be construed as a waiver of, or consent to, the Designated Defaults or any other existing or future defaults or Events of Default under any of the Bond Documents, as to which Trustee’s rights and remedies shall remain reserved.

2.8 Preservation of Rights and Remedies. Effective as of the Termination Date (defined below), subject to the terms, conditions, and the Company’s compliance with this Agreement, all of the rights and remedies available to the Trustee under this Agreement, the Bond Documents, at law and/or in equity shall be available without restriction or modification, as if the forbearance had not occurred, and the provisions of Section 3 will automatically expire and the restrictions thereof will no longer apply to the Trustee.

2.9 Trustee Conduct. To the best of the Company’s knowledge and belief, the Trustee has fully and timely performed all of its obligations and duties in compliance with all Bond Documents and applicable law, and has acted reasonably, in good faith, and appropriately under the circumstances.

2.10 Request to Forbear. The Company has requested the Trustee’s forbearance as provided herein, which will inure to the Company’s direct and substantial benefit. The Company acknowledges and agrees that the Trustee’s agreement to forbear is subject to the terms and conditions of this Agreement, including the condition that the Company shall have satisfied all of the conditions set forth in Sections 4 and 5 hereof, and that the Trustee has not made any representations, promises, or agreements as to what actions, if any, the Trustee will take after the Termination Date, and with respect thereto the Trustee specifically reserves any and all rights, remedies, and claims the Trustee has (after giving effect hereto) with respect to any existing or future default or Event of Default that may occur.

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2.11 Forbearance Agreement Deemed Agreement Under the Bond Documents. For the avoidance of doubt, the agreements of the Company contained in this Agreement shall be deemed to be agreements under the Bond Documents. Accordingly, any material inaccuracies in or breaches on the part of the Company and/or the Grantor of the representations, warranties, covenants, or agreements contained in this Agreement shall constitute a Termination Event hereunder, in which case the Forbearance Period shall automatically terminate, and the Trustee may, in its sole discretion, immediately proceed to exercise any or all legal rights and remedies available to the Trustee under the Bond Documents, at law, in equity, or otherwise, in any order selected by the Trustee, including, without limitation, any and all rights and remedies under this Agreement and the Bond Documents, all without any further notice to the Company, the Grantor, or any other party (except as expressly required by the applicable Bond Documents or applicable law).

3. Forbearance.

3.1 Agreement to Forbear. Subject to compliance by the Company with the terms and conditions of this Agreement, including the satisfaction and fulfillment of all of the conditions set forth in Sections 4 and 5, the Trustee hereby agrees to forbear from exercising its rights and remedies against the Company and the Grantor under the Bond Documents arising as a result of the occurrence of the Designated Defaults, but only during the period (the “Forbearance Period”) commencing on the Effective Date and ending on the earlier to occur of (a) 5:00 p.m. (Eastern Time) on October 1, 2027, and (b) the date that any Termination Event occurs (the earlier of (a) and (b) to occur being referred to herein as the “Termination Date”). Notwithstanding the foregoing, the forbearance granted by the Trustee pursuant hereto shall not constitute, and shall not be deemed to constitute, a waiver of the Designated Defaults or of any other Events of Default and such forbearance shall not restrict, impair or otherwise affect any rights and/or remedies available to the Trustee under any Bond Document, by law or otherwise, except as expressly set forth in this Section 3. Notwithstanding anything contained in this Agreement to the contrary, the Company acknowledges that the Trustee does not waive, and expressly reserves, the right to exercise, at any time during the Forbearance Period, any and all of their rights and remedies under any Bond Document and/or applicable law in respect of any Event of Default that is not a Designated Default (and nothing in this Agreement shall be construed or interpreted or is intended as a waiver of or limitation on any such rights, powers, privileges or remedies available to the Trustee). The Trustee’s forbearance, as provided herein, shall immediately and automatically cease, without notice or further action, on the Termination Date.

3.2 No Tolling of Cure Periods during Forbearance Period. Any and all unexpired cure periods relating to the Designated Defaults set forth in the Bond Documents shall continue to run during the Forbearance Period and shall not be or be deemed to have been tolled, extended or otherwise modified by the terms hereof. On and from the Termination Date, the Trustee may, in its respective sole and absolute discretion, exercise any and all remedies available to the Trustee under the Bond Documents, at law, in equity or otherwise, by reason of (a) any Designated Default and/or (b) the occurrence of any other Event of Default under any of the Bond Documents (after notice and applicable cure period(s) set forth in the Bond Documents have been given and expired, respectively).

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3.3 Extension of Forbearance Agreement.

(a) In the event that: (i) the Company is unable to close on the sale of a Property by the Termination Date set forth in Section 3.1(a); (ii) no other Termination Event has occurred and is continuing; and (iii) said Property is under a fully executed purchase agreement, the Forbearance Period shall be extended until 5:00 p.m. (Eastern Time) on December 31, 2027.

(b) With respect to the Natchez Hotels, provided that, as of the Termination Date set forth in Section 3.1(a), the Company is diligently pursuing gaming licensure and buildout of casino facilities, the Forbearance Period shall be extended until 5:00 p.m. (Eastern Time) on October 1, 2028, solely in respect of the Natchez Hotels (the “Extended Natchez Termination Date”).

4. Conditions Precedent. The Trustee shall have no obligations under this Agreement unless and until the date that each of the following conditions shall have been satisfied:

4.1 Delivery of Certain Documents. As conditions precedent to the execution and delivery of this Agreement by the Trustee, the Company shall have delivered or caused to be delivered to the Trustee, or with regards to (c) below the Bondholders, the following:

(a) this Agreement, duly executed by an authorized representative of the Company;

(b) Payment of all outstanding fees and costs through and including the Effective Date of the Trustee and the Trustee’s counsel in the amount of $84,241.25, in collected funds, via wire transfer pursuant to the following wire transfer instructions:

UMB Bank, N.A.

ABA Routing No: 101000695

Account No: 9800006823

Account Name: Trust Clearance

Ref: Red Oak III Fees Attn Lara Stevens

(c) [Intentionally omitted;];

(d) the Approved Cash Budget and Approved CapEx Budget (as defined herein);

(e) Intentionally omitted.

(f) Such other certificates, opinions, instruments, agreements, and other documents as the Trustee may reasonably request with respect to any matter relevant to the financial performance and operations of the Company, this Agreement, the Bond Documents or the transactions contemplated hereby or thereby, each in form and substance reasonably satisfactory to the Trustee.

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4.2 No Liens.

(a) No state, federal, or other tax liens shall have been filed and remain in effect against any Collateral or any Property;

(b) Other than financing statements filed by the Trustee, no financing statements shall have been filed and remain in effect against the Collateral; and

(c) The Collateral shall not be the property of the bankruptcy estate in any case pending under Title 11 of the U.S. Code.

4.3 No Default. No Event of Default, other than the Designated Defaults, shall have occurred and be continuing.

4.4 Representations and Warranties. All representations and warranties of the Company set forth in this Agreement and all representations and warranties of the Company and the Grantor in the Bond Documents (other than representations and warranties set forth in the Bond Documents that speak or relate to a specific prior date) shall be true and correct as of the date hereof and as of the Effective Date.

4.5 Trust Instruction Proceeding. Within three (3) days following the Effective Date, the Trustee shall initiate a Trust Instruction Proceeding (the “TIP Proceeding”) in the State of Minnesota, County of Hennepin District Court (the “TIP Court”) seeking an order: (i) confirming that the execution of this Agreement and continued performance thereunder is consistent with the Trustee’s obligations under the Bond Documents; (ii) directing the Trustee to implement the terms of this Agreement; and (iii) declaring that both the terms of this Agreement and the Plan of Liquidation are in the best interest of all Bondholders, which order shall be in form and substance mutually acceptable to the Trustee and the Company (the “TIP Order”). The Trustee shall use commercially reasonable efforts to expedite the entry of the TIP Order. For the avoidance of doubt, the obligations of the Trustee under this Agreement shall not be binding upon the Trustee until entry of a final TIP Order.

5. Forbearance Terms. During the Forbearance Period, the Company agrees to the following conditions under the terms of this Agreement:

5.1 Approved Cash Budget. Attached hereto as Exhibit D is a cash budget (the “Approved Cash Budget”) prepared by the Company, which Approved Cash Budget sets forth a good faith projection of all cash receipts and disbursements relating to the Company’s operations, including its Plan of Liquidation for each Property during the Forbearance Period. The Company covenants and agrees that during the term of this Agreement it shall operate in a manner consistent with the Approved Cash Budget. The Company acknowledges and agrees that the Approved Cash Budget shall not include, and the Company will not incur additional loans, participated or otherwise with respect to the Company or the Properties. The Company shall be permitted to pay any obligation that relates to the Company’s Plan of Liquidation without the Trustee’s written consent, provided such obligation is included in the Approved Cash Budget and is not in an amount equal to or less than the greater of $1,000.00 or ten percent (10%) greater than the amount budgeted for such obligation (a “Permitted Variance”). As a condition precedent to any modification or amendment to the Approved Cash Budget, the Company agrees to post the proposed modification or amendment to the Depository Trust Company’s Legal Notification System, and absent any objection from a Bondholder within 30 days after posting, the Company, by agreement with the Trustee and without additional notice to any other party, may modify and/or amend the Approved Cash Budget.

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5.2 Approved Capital Expenditures. Attached hereto as Exhibit E is the Company’s projected capital expenditures for each Property during the Forbearance Period (“Approved CapEx Budget”). The Company shall be permitted to pay any line item set forth on the Approved CapEx Budget without the Trustee’s written consent that does not exceed the Permitted Variance amount for such line item.

5.3 Reporting. For the term of the Forbearance Period, the Company shall provide to the Trustee the following information:

(a) By the forty-fifth (45th) day following the end of each fiscal quarter: (i) an income statement presented on both a monthly basis and year-to-date basis with variance to the Approved Cash Budget; (ii) statement of monthly cash flows; and (iii) balance sheet, which shall be made available to Bondholders through posting to the Depository Trust Company’s Legal Notice System.

(b) By the forty-fifth (45th) day following the end of each fiscal quarter, a progress report regarding the Company’s plan to add a casino/gaming operation to each Natchez Hotel, including but not limited to updates on the Company’s application for requisite gaming licenses, and copies of any market studies, cash flow projections and appraisals.

(c) By the forty-fifth (45th) day following the end of each fiscal quarter for each Property held by the Company, as reflected on the Company’s balance sheet: (i) statement of projected monthly cash flows through sale of each Property with variance to actual; (ii) progress report regarding the sale of the Properties.

(d) An updated appraisal for each remaining Property on or before January 31 of each calendar year.

(e) Within five (5) business days of its occurrence, the Company shall notify the Trustee in writing of any Material Event. “Material Event” means any event that has or may be reasonably likely to have the effect of causing a: (i) a variance in any line item presented in the most recent Approved Cash Budget and/or Approved CapEx Budget that is not a Permitted Variance; or (ii) delay of two (2) or more months in the liquidation of any Property.

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(f) The Company shall provide to the Trustee such other information and supporting documentation as the Trustee may from time-to-time reasonably request.

(g) Each fiscal quarter during the Forbearance Period, representatives of the Company shall participate in a telephone conference with the Trustee and open to Bondholders to discuss the financial results of the preceding quarter and such other areas as are relevant to the Company’s Plan of Liquidation, including updates on gaming license approval for the Natchez Hotels, sales and marketing of each Property, and changes to appraised values of each Property. The Trustee shall also have access and the right to review the Company’s books and records upon reasonable prior notice and during normal business hours.

5.4 Plan of Liquidation. The Company shall use its best efforts to liquidate the Company, including each Property, during the Forbearance Period, and agrees to the following:

(a) Intentionally omitted];

(b) With respect to the Natchez Hotels, the Company shall satisfy the following milestones in connection with the liquidation process:

(i)	By no later than September 30, 2025, the Company shall complete a feasibility study regarding the conversion of the Natchez Hotels to casino properties.

(ii)	By no later than December 31, 2025, the Company shall have made a final determination on whether to convert the Natchez Hotels to casino properties.

(iii)

If the Company determines that it is in the best interests of the Trustee and Bondholders not to convert the Natchez Hotels to casino properties, the Company shall (i) by no later than March 31, 2026, have engaged a broker and other marketing professionals as necessary; (ii) by no later than June 30, 2026, commenced an open marketing process with respect to the Natchez Hotels; and (iii) shall close on the sale of the Natchez Hotels by no later than December 31, 2026.

(iv)

If the Company determines that it is in the best interests of the Trustee and Bondholders to undertake the conversion of the Natchez Hotels to casino properties, the Company shall (i) by no later than June 30, 2026, have identified and engaged an appropriately experienced hotel and gaming operator; (ii) by no later than December 31, 2027, shall have received all necessary gaming licenses and other regulatory approvals needed to operate the Natchez Hotels as casinos; and (iii) shall have closed on the sale of the Natchez Hotels by no later than the Extended Natchez Termination Date.

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(c) With respect to the Pembroke Property, the Company shall satisfy the following milestones in connection with the liquidation process:

(i)	By no later than December 31, 2025, the Company shall have conducted a marketing and/or auction process and the Pembroke Property shall be under a binding purchase and sale agreement.

(ii)	By no later than March 31, 2026, the Company shall have closed on the sale of the Pembroke Property.

(d) Quarterly Certification that, in the Company’s reasonable opinion within its business judgment, the Company’s Plan of Liquidation will result in a greater recovery for Bondholders than an immediate liquidation of the Company’s remaining assets, taking into account anticipated recovery from each remaining Property, operating expenses and capital expenditures.

(e) In the event that the net proceeds from the sale of any Property exceed budgeted expenses for the remaining Properties (“Excess Proceeds”), the Company shall make an interim distribution to Bondholders in the amount of Excess Proceeds.

(f) Payment of all outstanding reasonable fees and expenses of the Trustee and the Trustee’s professionals pursuant to the terms of the Bond Documents.

6. Representations and Warranties. The Company represents and warrants, upon which representations and warranties the Trustee has relied in entering into this Agreement, that:

6.1 Bond Documents. All representations and warranties contained in the Bond Documents (other than representations and warranties set forth in the Bond Documents that speak or relate to a specific prior date, or to the nonexistence of any current events of default) are true and correct as of the date hereof and as of the Effective Date.

6.2 Authorization. The execution, delivery, and performance by the Company of this Agreement and each of the transactions contemplated hereby are within the Company’s legal capacity and constitutional and statutory power and authority and have been duly authorized by all necessary action of the Company.

6.3 Enforceability. This Agreement constitutes a valid and legally binding agreement and obligation of the Company enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, and similar laws affecting creditors’ rights generally and to general principles of equity.

6.4 No Violation. The execution, delivery, and performance of this Agreement do not and will not (a) violate any law, regulation, or court order to which the Company or the Grantor is subject; (b) conflict with the Company’s bylaws; or (c) result in the creation or imposition of any lien, security interest, or encumbrance on any Collateral, whether now owned or hereafter acquired, other than liens and security interests in favor of the Trustee.

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6.5 No Litigation. Except for the matters listed on Exhibit F attached hereto, no action, suit, litigation, investigation, or proceeding of or before any arbitrator or governmental authority is pending or, to the knowledge of the Company, threatened by or against or affecting the Company or the Grantor, or against any of the Company’s or Grantor’s property or assets with respect to this Agreement, any of the Bond Documents, or any of the transactions contemplated hereby or thereby.

6.6 No Change. Except as previously disclosed to the Trustee in writing, the Company represents that there has been no material adverse change in the business, operations, assets, or financial or other condition of the Company.

6.7 Accuracy of Information. All information provided by the Company or the Grantor or any of its respective employees, officers, directors, managers, representatives or agents as directed by the Company or the Grantor to the Trustee is true, correct, and complete to the best of such person’s knowledge, information and belief in all material respects, as of the date provided and as of the Effective Date, and such information does not contain any untrue statements of material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading.

6.8 Advice of Counsel. The Company has freely and voluntarily entered into this Agreement with the advice of legal counsel of its choosing, or has knowingly waived the right to do so, and the Company has freely and voluntarily agreed to the releases, waivers, undertakings, and terms set forth in this Agreement and the Bond Documents..

7. Covenants. In addition, in order to induce the Trustee to forbear from the exercise of its rights and remedies as set forth in Section 3, the Company hereby covenants and agrees as follows:

7.1 Compliance with Bond Documents. During the Forbearance Period and except as modified herein, and except for the Designated Defaults and those obligations related to payment of interest and redemptions, the Company shall perform, discharge and observe, or cause to be performed, discharged and observed, all covenants, agreements, undertakings, terms, and conditions, and all other obligations contained in all Bond Documents and this Agreement.

7.2 Other Information. The Company shall promptly provide to the Trustee any and all information and documentation as the Trustee may reasonably request, each in form and substance reasonably satisfactory to the Trustee.

7.3 Notice of Adverse Claims. If the Company shall become aware that any person or entity is asserting any Lien Enforcement Action, the Company shall promptly notify the Trustee in writing thereof and provide to the Trustee all documentation and other information it may request regarding such Lien Enforcement Action. For purposes of this Agreement, the term “Lien Enforcement Action” means any foreclosure, garnishment, attachment, levy, execution, or similar action or proceeding undertaken or commenced by any person or entity against any Collateral (or any portion thereof).

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7.4 Further Assurances. Promptly upon the request of the Trustee, the Company shall take any and all actions of any kind or nature whatsoever, including the execution and delivery of additional documents that relate to this Agreement and/or the transactions contemplated herein and therein, to the extent that such actions are reasonably necessary to give effect to the terms of this Agreement.

8. Reaffirmation of Obligations. The Company acknowledges and agrees that all of the terms and conditions of the Bond Documents to which the Company and/or the Grantor is a party or by which the Company or the Grantor is otherwise bound are and shall remain in full force and effect and unchanged and are incorporated herein by reference, and the Company, except as otherwise set forth herein, hereby ratifies and reaffirms each such Bond Document, all of the terms and provisions thereof, and all of the Company’s promises, agreements, warranties, representations, covenants, releases, indemnifications, duties, obligations, and liabilities thereunder. The Company acknowledges that nothing in this Agreement shall relieve or release the Company or the Grantor from any of the obligations, covenants or conditions required to be performed or observed thereby under any of the Bond Documents or hereunder, as applicable.

9. Release of Claims and Waiver of Defenses.

9.1 In further consideration of the Trustee’s execution of this Agreement, the Company, on its own behalf and on behalf its agents, beneficiaries, legal representatives, administrators, successors, assigns, affiliates, indemnitors, insurers, attorneys, past, present, and future employees, agents, representatives, officers, directors, (collectively, the “Releasing Parties”) hereby absolutely, unconditionally, and irrevocably RELEASE, WAIVE, AND FOREVER RELINQUISH AND DISCHARGE any and all claims, demands, obligations, defenses, liabilities, and causes of action of any kind, nature or description (including any so-called “lender liability” claims, interest or other carrying costs, penalties, legal, account and other professional fees and expenses and incidental, consequential and punitive damages, and claims for avoidance or recovery under any federal, state, or other law), whether known or unknown, whether matured or unmatured, whether arising in law or equity, or upon contract or tort, or under any state or federal law or otherwise (collectively, “Claims”), which any Releasing Party has had, now has, has made a claim to have, or may now have against the Trustee, the Bondholders, and their parents, subsidiaries, other affiliates, participants, officers, directors, employees, agents, attorneys, accountants, consultants, successors, or assigns (collectively, the “Released Parties”), directly or indirectly, or any of them for, upon, or by reason of any act, omission, matter, circumstance, action, cause, or thing whatsoever arising from the beginning of time to and including the Effective Date, including Claims for or on account of, or in relation to, or in any way in connection with the Collateral, this Agreement, or any of the Bond Documents, or any of the transactions hereunder or thereunder, including for or because of or as a result of any act, omission, communication, transaction, occurrence, representation, promise, damage, breach of contract, fraud, violation of any statute or law, commission of any tort, or any other matter whatsoever or thing done or omitted to be done by any Released Party, any security interest, lien, or Collateral, and/or Trustee’s exercise of any rights or remedies under any Bond Documents or in connection herewith or therewith.

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9.2 The Company understands, acknowledges and agrees that the release set forth in Section 9.1 may be pleaded as a full and complete defense to any Claim and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release. The Company agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the release set forth in Section 9.1.

9.3 The Company hereby absolutely, unconditionally, and irrevocably, covenants and agrees with and in favor of each Released Party that the Company will not, directly or indirectly, sue (at law, in equity, in any regulatory proceeding or otherwise) any Released Party on the basis of any Claim released, remised and discharged by any Releasing Party pursuant to this Section 9. If the Company violates the foregoing covenant, the Company agrees to pay in addition to such other damages as any Released Party may sustain as a result of such violation, all attorneys’ fees and costs incurred by any Released Party as a result of such violation.

9.4 The provisions of this Section 9 shall survive indefinitely.

10. Termination Events. The occurrence of one or more of the following shall constitute a “Termination Event” under this Agreement:

10.1 The occurrence of the Termination Date.

10.2 The Company or the Grantor shall fail to abide by, comply with, perform, or observe any term, condition, covenant, or other provision contained in this Agreement, after receipt of written notice and an opportunity to cure within thirty days (30) days of receipt of said notice by the Company and the Grantor.

10.3 The Company or the Grantor revokes, disavows, or terminates (or attempts to revoke, disavow, or terminate) its liability under any of the Bond Documents or this Agreement, challenges the validity or enforceability of any of the Bond Documents, this Agreement or any term or provision thereof or hereof, or denies any further liability or obligation thereunder or hereunder.

10.4 The Company or the Grantor:

(a) (i) commences any case, proceeding, or other action under any existing or future law relating to bankruptcy, insolvency, reorganization, or other relief of debtors, seeking (A) to have an order for relief entered with respect to it, or (B) to adjudicate it as bankrupt or insolvent, or (C) reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition, or other relief with respect to the Company or the debts of the Company, or the Grantor or the debts of the Grantor, or (D) appointment of a receiver, trustee, custodian, conservator, or other similar official for it or for all or any substantial part of the Company or the Grantor, or (ii) makes a general assignment for the benefit of its creditors with respect to the Company or the Grantor;

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(b) has commenced against it in a court of competent jurisdiction any case, proceeding, or other action of a nature referred to in clause (a) above which (i) results in the entry of an order for relief or any such adjudication or appointment or (ii) remains undismissed, undischarged, unstayed, or unbonded for 60 days; provided, however, that such 60-day period shall be extended provided that the Company or the Grantor, as the case may be, is actively pursuing dismissal of such proceeding; or

10.5 A judgment, lien, warrant, or levy is imposed on or entered against the Collateral, or any creditor of the Company commences an action against the Company or the Grantor seeking to collect any debt, obligation, or liability in excess of $5,000 and such action remains undismissed, undischarged, unstayed, or unbonded for 60 days; provided, however, that such 60-day period shall be extended provided that the Company or the Grantor, as the case may be, is actively contesting such action, or any creditor of the Company undertakes one or more Lien Enforcement Actions in connection with claims owing to such person or entity (provided that the Trustee shall be authorized, regardless of the amount of such claims, to take any action necessary to assert, enforce or maintain the priority of its lien over the lien asserted in any such Lien Enforcement Action with respect to any Collateral or the Trustee’s entitlement to the proceeds thereof).

10.6 The Company or the Grantor commences a case, proceeding, or other action against the Trustee relating to any of the Obligations, the Collateral, the Bond Documents and/or this Agreement for any action or omission by the Trustee or its agents in connection with any of the foregoing.

10.7 Any representation or warranty of the Company or the Grantor made herein, in the reporting required under Section 5, or in the Bond Documents (other than a Designated Default relating to a representation or warranty of the Company or the Grantor) shall be false, misleading, or incorrect in any material respect.

10.8 Failure of the Company to pay all outstanding fees and costs of the Trustee and its professionals within thirty (30) days of written request by the Trustee.

11. Remedies. Immediately upon the occurrence of a Termination Event:

11.1 The Forbearance Period shall immediately and automatically cease and terminate without notice to, or action by, any party.

11.2 The Trustee shall be entitled to exercise any or all of its rights and remedies under the Bond Documents, this Agreement, or any stipulations, agreements, or other documents executed in connection with or related to this Agreement, or any of the Bond Documents, at law, in equity, or otherwise, without further notice, opportunity to cure, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to foreclose, notice of sale, notice of protest or other formalities of any kind, all of which are hereby expressly waived by the Company.

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11.3 The Company and Grantor cooperate with the Trustee’s repossession of all Collateral, and hereby consents to the appointment of a receiver; provided, however, that nothing contained herein shall prevent the Company and/or Grantor from contesting such repossession and/or appointment of a receiver to the extent that the Company and/or Grantor disputes that a Termination Event has occurred.

11.4 Notwithstanding anything to the contrary, the provisions of Section 9, this Section 11, and Sections 12-13 hereof shall survive any Termination Event and will continue in full force and effect in accordance with their terms.

11.5 The Company and/or Grantor shall pay all Fees and Costs of the Trustee due and owing as of the date of the Termination Event.

12. No Novation. This Agreement is not intended to be and this Agreement shall not be construed to create, a novation or accord and satisfaction, and all Bond Documents shall remain in full force and effect. Notwithstanding any prior mutual temporary disregard of any of the terms of the Bond Documents, the parties hereto agree that the terms of the Bond Documents shall be strictly adhered to on and after the date hereof, except as expressly provided in this Agreement.

13. Miscellaneous.

13.1 Bankruptcy Matters. This Agreement shall constitute a contract to extend financial accommodations for purposes of the United States Bankruptcy Code, including but not limited to 11 U.S.C. § 365. The Company acknowledges and agrees that all amounts held by the Trustee pursuant to the Bond Documents are held in trust by the Trustee for the benefit of the Bondholders, and neither the Company nor the Grantor has any right, title, or interest in such funds. The Company further acknowledges and agrees that such funds are not “property of the debtor’s estate” under 11 U.S.C. § 541, are not protected by the automatic stay under 11 U.S.C. § 362, and are not “cash collateral” under 11 U.S.C. § 363.

13.2 Licensing and Regulatory Matters. Notwithstanding anything herein to the contrary, during the Forbearance Period the Company shall be permitted to pursue and proceed with any licensing or regulatory processes and proceedings with respect to the Collateral or the operations thereof, including, without limitation, processes and proceedings in respect of gaming and alcohol licensing and property tax appeals, and the Company’s participation in such processes and proceedings shall not constitute a breach of any representation, warranty, or covenant hereunder or constitute a default or Event of Default hereunder.

13.3 Notices. Any notices with respect to this Agreement shall be given to the Trustee, the Company, and the Grantor in the manner provided for herein and/or in the Bond Documents.

13.4 Integration; Modification of Agreement. This Agreement embodies the final, entire agreement among the parties hereto regarding the Trustee’s forbearance with respect to certain of its rights and remedies arising as a result of the Designated Defaults and supersedes any and all prior commitments, agreements, representations and understandings, whether written or oral, relating to such subject matter and may not be contradicted or varied by evidence of prior, contemporaneous or subsequent oral agreements or discussions of the parties hereto. The provisions of this Agreement may be amended or waived only by an instrument in writing signed by all parties hereto. The Bond Documents continue to evidence the agreement of the parties with respect to the subject matter thereof.

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13.5 Agreement of Trustee. All references in this Agreement to the Trustee’s agreeing with or agreement to, consenting to or consent to, acknowledging or acknowledgement of, or any like action by the Trustee, is expressly conditioned on the Trustee receiving a TIP Order in form and substance approved by the Trustee in its sole discretion.

13.6 Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

13.7 Successors and Assigns. This Agreement is binding upon and shall inure to the benefit of the parties hereto and their respective heirs, beneficiaries, legal representatives, estate executors and administrators, successors, and permitted assigns; provided, that the rights of the Company under this Agreement are not assignable without the Trustee’s prior written consent. The Trustee may assign its rights and interests in this Agreement, the Bond Documents, and all documents executed in connection with or related to this Agreement or the Bond Documents, at any time without the consent of or notice to the Company.

13.8 No Third-Party Beneficiaries. This Agreement shall be solely for the benefit of the parties to this Agreement, and no other person or entity shall be a third-party beneficiary hereof.

13.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflict of laws principles thereof.

13.10 No Waiver. No failure to exercise and no delay in exercising, on the part of the Trustee any right, remedy, power, or privilege hereunder or under any of the Bond Documents shall operate as a waiver thereof; nor shall any single or partial exercise by the Trustee of any right, remedy, power, or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege. Further, the Trustee’s acceptance of payment on account of the Obligations or other performance by the Company or the Grantor after the occurrence of an Event of Default under any of the Bond Documents shall not be construed as a waiver of such Event of Default, any default, or any other Event of Default, or any of the Trustee’s rights or remedies. No waiver by the Trustee of the terms, conditions, or provisions of this Agreement or any of the Bond Documents whatsoever shall be valid unless in writing signed by the Trustee and then only to the extent in such writing specifically set forth.

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13.11 Cumulative Rights. The rights, remedies, powers, and privileges of the Trustee herein provided are cumulative and not exclusive of any rights, remedies, powers, and privileges provided by law or in equity.

13.12 Review and Construction of Documents. The Company hereby acknowledges, agrees, represents and warrants to the Trustee, that (a) the Company has had the opportunity to consult with the legal and other advisors of its own choice and has been afforded an opportunity to review this Agreement with their legal and other applicable counsel and advisors, (b) the Company has reviewed this Agreement and fully understands the effects and implications thereof and all terms and provisions contained herein (including without limitation Sections 9 and 11) and therein, (c) the Company has executed this Agreement of its own free will and volition, and (d) this Agreement shall be construed as if jointly drafted by the Company and the Trustee.

13.13 Time of the Essence. Time is of the essence with respect to each aspect of this Agreement.

13.14 Consent to Jurisdiction; Venue; Service of Process.

(a) Consent to Jurisdiction. The Company hereby irrevocably and unconditionally consents to the jurisdiction of the federal courts of the District of Delaware and state courts of Delaware, for the purpose of bringing any litigation, actions, or proceedings in any manner relating to or arising out of this Agreement. Nothing herein shall affect any right that the Trustee may otherwise have to bring any action or proceeding relating to this Agreement or any Bond Document against the Company or the Grantor or their assets or properties in the courts of any jurisdiction.

(b) Waiver of Venue. The Company hereby waives any objection the Company may now or hereafter have to the laying of venue in such courts and irrevocably waives, to the fullest extent permitted by applicable law, the defense of forum non conveniens to the maintenance of such action or proceeding in any such court.

13.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY RELATING TO THIS AGREEMENT OR ANY BOND DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY. EACH PARTY HERETO (A) CERTIFIES THAT NO AGENT, ATTORNEY, REPRESENTATIVE, OR ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF LITIGATION, AND (B) ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO THIS AGREEMENT.

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13.16 Headings. The section headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

13.17 Counterparts; Electronic Execution. This Agreement may be executed in any number of counterparts, each of which shall be an original, and all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

13.18 Authorized Representative. The Company hereby represents, warrants and affirms that its representative signing this Agreement on the Company’s behalf is duly authorized to execute this Agreement on behalf of the Company, and has the authority to bind the Company to the terms of this Agreement.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have executed 1or, where applicable, have caused their duly authorized representatives to execute) this Forbearance Agreement as of the Effective Date.

"COMPANY"	RED OAK CAPITAL FUND III, LLC

	By:	/s/ Gary Bechtel
	Name:	Gary Bechtel
	Title:	Chief Executive Officer

[Forbearance Agreement - Company Signature Page]

“TRUSTEE”	UMB BANK, N.A., NOT INDIVIDUALLY BUT SOLELY IN ITS CAPACITY AS TRUSTEE UNDER THE TRUST INDENTURE DATED AS OF SEPTEMBER 20, 2019

	By:	/s/ Jordana Renert
	Name:	Jordana Renert
	Title:	Senior Vice President

[Forbearance Agreement – Trustee Signature Page]